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UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

NORTH TRACK FUNDS, INC.

(Name of Registrant as Specified in Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[NORTH TRACK FUNDS, INC. LETTERHEAD]

March 21, 2007

Dear Financial Advisor:

This week all shareholders of North Track Funds, Inc. will be receiving proxy materials to ask for their vote on several important proposals affecting their North Track Funds.

The Board of Directors believes that these proposals are in the best interests of the North Track Funds shareholders and unanimously recommends that they vote “FOR” all the proposals presented for their consideration.

At the Special Meeting of Shareholders, shareholders will be asked to approve:

1. A new investment advisory agreement with Ziegler Capital Management, LLC (“ZCM”);

2. A new sub-advisory agreement with Geneva Capital Management Ltd. (Geneva Growth Fund shareholders only); and

3. A proposal to change the investment objective of the Dow Jones Equity Income 100 Plus Fund (Dow Jones Equity Income 100 Plus Fund shareholders only).

Each of these proposals is more fully discussed in the enclosed copy of the Proxy Statement. We encourage you to read carefully the enclosed materials in anticipation of your clients’ questions concerning the proxy statement.

Ziegler Capital Management manages a total of $3.4 billion in assets which includes North Track Funds and a wide range of institutional clients such as corporate pension plans, senior living organizations, hospitals, schools, religious organizations, endowments and foundations. ZCM would like to offer some of the active investment strategies popular with these institutional clients to North Track shareholders as well. The proposed change to the North Track Dow Jones Equity Income 100 Plus represents such an opportunity. If approved, the Fund’s investment strategy will align more closely with a strategy that has been used with institutional clients since 2004 and will offers your clients the opportunity to incorporate institutional-style investment management into their portfolio.

If you have any further questions about the proxy materials, please call our sales support team at (888) 832-3863.

As always, thank you for your support for the North Track family of mutual funds.

Sincerely,

Linda A. Matza, CLU, ChFC
Director, Sales and Marketing
North Track Funds, Inc./Ziegler Capital Management, LLC